As filed with the Securities and Exchange Commission on February 22, 2012

Registration No. 333-112326

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Magma Design Automation, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	77-0454924
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1650 Technology Drive

San Jose, California 95110

(Address, Including Zip Code, of Principal Executive Offices)

2001 Stock Incentive Plan

2001 Employee Stock Purchase Plan

(Full Title of the Plans)

Brian Cabrera

Vice President, General Counsel and Corporate Secretary

Synopsys, Inc.

700 East Middlefield Road

Mountain View, California 94043

(650) 584-5000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

James R. Griffin

Dewey & LeBoeuf LLP

1950 University Avenue, Suite 500

East Palo Alto, California 94303

(650) 845-7000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 to Form S-8 Registration Statement (this “Post-Effective Amendment No. 1”) is being filed in order to deregister all securities remaining unsold under that certain Registration Statement on Form S-8 (File No. 333-112326) (the “Registration Statement”) which was filed on January 30, 2004 to register 3,522,028 shares of the common stock, par value $0.0001 per share (the “Common Stock”) of Magma Design Automation, Inc. (“Magma”), consisting of 2,522,103 shares of the Common Stock issuable under the 2001 Stock Incentive Plan and 999,925 shares of the Common Stock issuable under the 2001 Employee Stock Purchase Plan.

On February 22, 2012 pursuant to the terms of that certain Agreement and Plan of Merger, dated as of November 30, 2011 (the “Merger Agreement”), by and among Synopsys, Inc. (“Synopsys”), Lotus Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Synopsys (“Merger Sub”), and Magma, Merger Sub merged with and into Magma (the “Merger”), with Magma surviving the Merger as a wholly-owned subsidiary of Synopsys. Pursuant to the Merger, each outstanding share of the Common Stock was converted into the right to receive $7.35 in cash, without interest.

As a result of the Merger, Magma has terminated all offerings of its securities pursuant to existing registration statements, including the Registration Statement. Effective upon the filing of this Post-Effective Amendment No. 1, Magma hereby removes from registration all of the securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on February 22, 2012.

MAGMA DESIGN AUTOMATION, INC.

By:	/s/ Patrick Bombach
Name: Patrick Bombach Title: Vice President and Secretary